Pulse Biosciences, Inc. S-8

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023 relating to the financial statements of Pulse Biosciences, Inc. appearing in the Annual Report on Form 10- K of Pulse Biosciences, Inc. for the year ended December 31, 2022.

San Francisco, California
May 10, 2023